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                                                                    EXHIBIT 5.1

                              Irell & Manella LLP
                      1800 Avenue of the Stars, Suite 900
                         Los Angeles, California 90067

                              September 18, 1996

Hollywood Park, Inc.
1050 South Prairie Avenue
Inglewood, California 90301

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-4 filed by you with the Securities Exchange Commission (the "Commission") on September 18, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 6,652,581 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed taken and proposed to be taken in connection with said sale and issuance of the Shares and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

  It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the proxy statement/prospectus constituting a part thereof, and any amendment thereto. In giving the above consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          IRELL & MANELLA LLP